EXHIBIT 99.1

IA GLOBAL RECEIVES SUBSCRIPTION AGREEMENT FOR $500,000

BURLINGAME, CA.  November 19, 2003/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced that it has received a subscription agreement from Inter Asset Japan., an affiliate of the company's majority shareholder, which plans to invest an additional $0.5 million into the company in a private placement. The company believes that the proceeds of this financing provide it with sufficient funds into 2004. In addition it will enable the company to carry out further restructuring of our current operation and accelerate execution of strategic business plans.

Under the financing terms, the company plans to issue approximately 1.66 million shares of common stock to Inter Asset Japan at a purchase per share price equal to $0.30, representing an approximate 17% discount to the trailing five-day average closing price of the company's common stock ending November 6, 2003, the date Inter Asset Japan made its investment commitment. As Inter Asset Japan's purchase price per share was at a discount to market, the company's shareholders will be asked to ratify and approve this transaction, as required by the applicable rules of the American Stock Exchange at the company's forthcoming 2003 annual meeting of shareholders. The funds have been received by the Company, subject to approval at the annual meeting of shareholders. The subscription agreement does not have any registration rights.

The company's CEO, Alan Margerison, said, "We are pleased to receive this financing agreement, which will strengthen both our cash and shareholders' equity position as we move forward with our strategic initiatives. The backing we will receive through this capital injection from our majority shareholder gives us the ability to push further forward with our plans. This investment will significantly strengthen the financial position of the company. It is a very positive step."

ABOUT IAGLOBAL INC.

IA Global, Inc. commenced business as an Internet broadcaster of special interest, continuously streaming broadband entertainment channels. It has revised its business plan to expand business avenues in the area of media entertainment and technology. It has moved from a revenue model based on broadband entertainment channels, to a renewed focus on developing media technology products and services and on licensing revenues. To this end, IA Global may develop such media technology products and services internally, or acquire them from other parties.

Earlier, this year, IA Global Inc. successfully completed the acquisition of a 76.9% stake in I-Accele Co., Ltd., an Internet data transmission acceleration service and on August 5, 2003 it acquired 67% equity interest in Fan Club Entertainment Co., Ltd., a privately held Japanese company that will provide advertising, merchandising, publishing, website and data management services to Cyberbred Co., Ltd., an affiliated company which has recently signed a 5-year agreement with Marvel Entertainment Inc. and Marvel Characters Inc. to manage their fan club in Japan.

IA Global, Inc. has a business focus in the areas of technology, media and entertainment.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the closing of the private placement. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause results to differ include any event that would cause the company or its investors to breach any of their representations and warranties under the agreement. Further factors that could affect the Company are described in the risk factors contained in the Company's SEC filings including the Company's Annual Report on Form 10-K filed with the SEC on April 14, 2003, Form 10-Q filed with the SEC on November 14, 2003 and other filings with the SEC. The Company assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:

IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
Phone:650-685-2403
Fax: 650-685-2404
Email: support@iaglobalinc.com
WebSite: www.iaglobalinc.com


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